Exhibit 99.1

For additional information contact:

Terence R. Rogers

EVP and CFO

Ryerson Inc.

773-788-3720

terence.rogers@ryerson.com

FOR IMMEDIATE RELEASE

RYERSON NAMES MICHAEL C. ARNOLD PRESIDENT & CEO;

Replaces Stephen E. Makarewicz Who Retires

CHICAGO, IL – November 11, 2010 – Ryerson, a leading processor and distributor of metals in North America, today announced the appointment of Michael C. Arnold to the position of president and chief executive officer, effective January 10, 2011. Mr. Arnold, 54, replaces Stephen E. Makarewicz, 63, who announced in May 2010 his plan to retire and will leave after the beginning of the year once the transition is complete.

“We conducted a global search and found the strongest and the best candidate to lead Ryerson into the future,” said Ryerson director Robert L. Archambault, who preceded Mr. Makarewicz as the company’s chief executive and is a partner with Platinum Equity, Ryerson’s largest shareholder. “With his proven operational and leadership track record, global experience and success in growing industrial businesses, Mike brings a wealth of knowledge to this important role. He possesses the rare combination of strategic thinking and execution excellence, with a mechanical and material background that will fit well in leading the company in existing and new markets. We’re happy to have him.”

Mr. Arnold’s arrival in January will mark the culmination of a deliberate and seamless succession process.

“Steve and the management team have already laid the groundwork to ensure a smooth transition as Mike comes on board at the beginning of next year,” said Ryerson director Jacob Kotzubei, the partner at Platinum Equity who led Platinum’s acquisition of Ryerson in 2007. “Thanks to Steve’s contributions, Ryerson is a stronger, more efficient organization that is poised for growth and long-term success. We’ve appreciated Steve’s service and wish him well in his retirement.”

Mr. Arnold currently serves as executive vice president for The Timken Company and is president of Timken’s Bearings and Power Transmission Group. Timken is a global company that manufactures steel, bearings and related components.

…continued

Mr. Arnold joined Timken’s Cleveland, Ohio, sales office in 1979 as a sales engineer. Throughout his career, which has spanned three decades, he has held positions in a variety of different areas of the company and around the world. During his tenure with Timken, he led strategic capital investments, developed new markets for the company in Asia, directed European manufacturing operations, drove numerous continuous improvement and restructuring efforts, guided strategy for acquisitions including Torrington Bearings and forged collaborative partnerships to further logistics and distribution efficiencies. Mr. Arnold was named president of Timken’s Industrial Business in 2000 and executive vice president and president of the Bearings and Power Transmission Group in 2007.

Mr. Arnold holds a bachelor of science degree in mechanical engineering and a master of business degree in sales and marketing from The University of Akron (OH). He currently serves on the college’s Engineering Advisory Council and is a member of The University of Akron Foundation’s Board of Directors. He was elected to the Board of Directors of Gardner Denver Inc. in 2009 and has been a director of Cincinnati Inc. since 2007.

About the Company

Ryerson, a Platinum Equity company, is a leading North American processor and distributor of metals, with operations in the United States, Canada and Mexico, as well as in China. The Company distributes and processes various kinds of metals, including stainless and carbon steel and aluminum products.

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